Exhibit 16.1

March 20, 2012

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K/A of BBCN Bancorp, Inc (formerly known as Nara Bancorp, Inc.) dated March 15, 2012 and filed March 20, 2012, as contained in the first, second, third ,fourth and fifth paragraphs of Item 4.01, and are in agreement with those statements

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Sherman Oaks, California

cc:	Mr Jesun Paik

Audit Committee Chairman

BBCN Bancorp, Inc.